Exhibit 10.5(g)

February 2, 2018

Robert Paxton

Dear Bob:

It has been a pleasure to get to know you over the last several months. We have enjoyed hearing about your many accomplishments and more importantly learning how you approach the tremendous responsibility of people leadership. Your focus on aligning talent resources and people development with business priorities to achieve superior performance is something we are looking to perfect at Masonite. We think you can help us do that. We would like you to join the Masonite team as Senior Vice President, Human Resources. In this role you would report directly to me. Should you make that choice, the details of the offer would be as follows:

Position:	•	Senior Vice President, Human Resources

Compensation:	•	Base Salary: $375,000 annually and paid bi-weekly

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Sign-On Bonus: You will receive a sign-on bonus of $275,000 (gross), subject to applicable tax withholding, payable on or before March 15, 2018. This bonus includes a reimbursement agreement schedule should you choose to leave the company prior to completing two years of employment. If voluntary termination occurs within 24 months of the payment of the signing bonus, a sliding payback scale would be used: 0-12 months-100%, 13-18 months-75%, or 19-24 months-50% of the gross amount to be paid back.

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Incentive Plan: Effective January 1, 2018 you will be eligible to participate in the Management Incentive Plan (MIP) as approved by Masonite's Leadership Team and as per plan guidelines. Your current target eligibility is 60% of your base salary. Under our current plan design, the maximum payout is 200% of your target amount.

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Work Location and Relocation: Your work location will be Tampa, FL area. At that time, you will be eligible for company assistance to relocate from OH to FL, through the Masonite Relocation Plan - Homeowner Program. Your Flexible Benefits allowance under the Plan will be $25,000. This program includes a reimbursement agreement schedule. If voluntary termination occurs within 24 months of relocation, a sliding payback scale would be used: 0--12 months-100%, 13-18 months-75%, 19-24 months-50% of the gross amount to be paid back.

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Long-Term Incentive (LTI) New Hire Award: Upon hire you will be granted an Equity Award of Restricted Stock Units (RSUs) with a grant value of $475,000. The number of RSUs will be calculated using Masonite's closing stock price on the trading date prior to the grant date. The vesting of this initial award will be: 50% after 1 year and 50% after 2 years. The details of this award will be outlined in an Award Agreement.

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Annual LTI Award: Your position makes you eligible for participation in our annual Equity Award program. as approved by the Masonite Board of Directors, beginning with the February 2018 grant. The target for your position is currently 100% of base salary. Details of the annual grant are outlined in applicable Award Agreements.

Under our current LTIP design, 50% of the grant value is in Performance Restricted Stock Units (PRSUs) with a 3-year cliff vesting and may pay out up to 200% (based on shares granted); 20% of the grant value is in Stock Appreciation Rights (SARs) with a 3-year ratable vesting (33-33-34%); and 30% of the grant value is in time-based RSUs with a 3-year ratable vesting (25-25-50%).

Additional:	•
Full benefits package as per policy beginning the first day of the month following your start date. [NOTE: you will have a 30-day period from your start date to enroll in benefits.] You will be automatically enrolled in the company's 401(k) plan. Company matching contributions begin after one (1) year of service. [NOTE: you have the ability to make changes to your 401(k)-deferral percentage at any time.]

Your offer is contingent upon the satisfactory completion of a drug screen and background check.

If you accept this offer, I anticipate your start date will be on February 26, 2018.

We are very confident that your experience and personal business style will solidly contribute to Masonite's future success. We also believe you will benefit from the future being built at Masonite.

Please do not hesitate to call me directly with any questions you may have.

Sincerely,

Fred Lynch
President & Chief Executive Officer

Accepted: February 2, 2018

Robert P. Paxton